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                                                                    EXHIBIT 10.1



                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement") is entered into by and between Oce Printing Systems U.S.A., Inc., a Delaware corporation, Oce Printing Systems, G.m.b.H., a German corporation (collectively "OPS") and Interscience Computer Corporation, a California corporation ("Interscience"), in settlement of any and all claims between OPS and Interscience, including but not limited to the claims and counterclaim made in the action pending in the Circuit Court for Pinellas County, Florida, Circuit Civil Case No. 96-7077-CI-8 ("the Florida Action"); in the action pending in the District of Maryland at Civil Action No. CC3 99-386 ("the Maryland Action"); and in the interference proceeding pending before the U.S. Patent Office at Interference No. 103692 ("the Patent Action").

     WHEREAS, Interscience and others commenced the Florida Action against OPS and others to recover damages arising out of conduct with respect to sales and service practices relating to certain high-speed printers;

     WHEREAS, OPS and Jeffrey Zillmer filed the Maryland Action against Interscience for conduct arising out of Interscience's practice of United States Patent No. 5,333,042, issued July 26, 1994, entitled "Cold Fusing Agent" ("the '042 Patent");

     WHEREAS, Interscience filed the Patent Action in the United States Patent Office for conduct relating to the 1042 Patent;

     WHEREAS, OPS and Interscience have denied liability to each other and maintained their respective claims to the '042 Patent; and

     WHEREAS, it being the intention of the parties to settle and resolve all disputes that are or may be asserted between them which relate to the subject matter of the Florida Action, the Maryland Action and the Patent Action;



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     NOW, THEREFORE, in consideration of the matters referred to herein, and intending to be legally bound, OPS and Interscience agree as follows:

     1. The parties shall take all steps within their authority and control (but not including any new litigation) to conclude the Maryland Action insofar as it relates to the 1042 Patent. The parties will cause the Patent Action to be terminated in the manner agreed upon by their respective patent counsel. Each party shall bear its own attorneys' fees, expenses and other costs. Furthermore, OPS hereby assigns (without any warranty of assignment) to Interscience and Interscience hereby accepts all of OPS's rights and obligations under the contract between OPS and Zillmer dated December 29, 1998, relating to the `042 Patent.

     2. Interscience acknowledges that it is no longer a class representative in the Florida Action and that it will take no action to attempt to become a class representative.

     3. Interscience agrees that it will take all steps necessary to opt out of any class, whether for litigation or settlement purposes, that may be finally certified against OPS in the Florida Action. Interscience acknowledges that by opting out of any such class finally certified against OPS, it will not share in any potential monetary benefits that may be provided to the class in resolution of the claims. Each party shall bear its own attorneys' fees, expenses and other costs.

     4. OPS agrees that henceforth it will not challenge the 1042 Patent and will transfer to Interscience the Goldman Application Serial Number 081 196090.

     5. OPS shall order and Interscience shall deliver 5,000 cases of fusing agent, for which OPS shall pay the current price of $72.00 per case, without any canister deposit, and with a price reduction of $61,544.00 reflecting an adjustment for former



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canister deposits. Accordingly, the net purchase price shall be $298,456.00 for the 5,000 cases.

     6. OPS agrees to, and following the execution of this Agreement, shall pay Interscience the amount of $950,000.00 by wire transfer on or before December 31, 1999.

     7. In consideration of OPS's release, described below, and the other matters contained herein, Interscience releases and forever discharges OPS, its officers, agents, employees, attorneys, parent corporations, subsidiaries, related entities, affiliates, divisions, successors, persons acting on its behalf in connection with the matters set forth above, and/or assigns, and any and all other persons, firms, partnerships and corporations which are or might be claimed to be liable to Interscience, its successors and assigns, of and from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions, and causes of action including attorneys' fees and court costs of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, and whether arising in tort or contract or at law or in equity, under the common law, state law, federal law, or any other law, or otherwise, including but not limited to canister deposit claims and claims which have been or which might have been asserted in the Florida Action, the Maryland Action and the Patent Action, it being the intention of Interscience to effect a general release of all such claims against OPS.

     8. In further consideration of OPS's release described below, and the other matters contained herein, Interscience releases and forever discharges Siemens Nixdorf Printing Systems L.P., Siemens Credit Corporation, Seimans Nixdorf Information Systems Inc., and Siemens-Nixdorf Informationsysteme AG, their officers, agents, employees, attorneys, parent corporations, subsidiaries, related entities, affiliates,



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divisions, successors, persons acting on its behalf in connection with the matters set forth above, and/or assigns, and any and all other persons, firms, partnerships and corporations which are or might be claimed to be liable to Interscience, its successors and assigns, of and from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions, and causes of action for conduct after April 1, 1996, including attorneys' fees and court costs of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, and whether arising in tort or contract or at law or in equity, under the common law, state law, federal law, or any other law, or otherwise, it being the intention of Interscience to effect a general release of all such specified claims.

     9. In consideration for Interscience's release, described above, and the other matters contained herein, OPS releases and forever discharges Interscience, its officers, agents, employees, attorneys, parent corporations, subsidiaries, affiliates, related entities, divisions, predecessors, successors, persons acting on its behalf in connection with the matters set forth above, and/or assigns and any and all other persons, firms, partnerships and corporations which are or might be claimed to be liable to OPS, its successors and assigns, of and from any and al1 claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions, and causes of action including attorneys' fees and court costs of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, and whether arising in tort or contract or at law or in equity, under the common law, state law, federal law, or any other law, or otherwise, including but not limited to canister deposit claims and claims or counterclaims which have been or which might have been asserted in the Florida Action,



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the Maryland Action and the Patent Action, it being the intention of OPS to effect a general release of all such claims against Interscience.

     10. OPS and Interscience further covenant and agree that this Agreement is intended to cover not only all known claims arising out of, or in any way related to the Florida Action, the Maryland Action and the Patent Action, but also any claims in the future, arising out of, or in any way relating to the issues raised by those Actions, not now known or anticipated, which may develop later, and that no further lawsuits shall be filed by either party against the other arising out of the subject matter of the three Actions or this Agreement.

     11. OPS and Interscience further understand and agree that they will not enter or file suit against the released parties herein with respect to the claims mentioned above. OPS and Interscience further agree that, in addition to other relief, either party shall be entitled to reasonable attorneys' fees, costs and the expenses of litigation incurred in defending any action filed in breach of this provision.

     12. OPS and Interscience deny liability of any sort with respect to the claims and counterclaims made in the three Actions. This Agreement is made as a compromise of the disputed claims between OPS and Interscience, to avoid further expense and to terminate finally and completely the controversies between the parties. Interscience further understands, covenants and agrees that the payment of the above-mentioned cash consideration does not constitute any admission of liability by OPS or any other persons, firms or partnerships, with regard to the three Actions.

     13. It is further understood, and agreed, that this Agreement is the full and complete agreement between OPS and Interscience and that there are no other agreements, covenants, promises, or arrangements other than those set forth herein, it is


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further agreed that this Agreement will be construed in accordance with and governed by Delaware law.

     14. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. The facsimile signature of any party shall be effective as an original signature.

     In witness whereof and intending to be legally bound, Oce Printing Systems U.S.A., Inc., Oc6 Printing Systems, G.m.b.H., and Interscience Computer Corporation have caused this Agreement and Mutual Release to be executed by their duly authorized representatives, on this 29th day of December, 1999.

ATTEST:                        OCE PRINTING SYSTEMS U.S.A., INC.
                               OCE PRINTING SYSTEMS U.S.A., INC.

                               By: /s/ DANIEL I. BOOKER
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                                   Daniel I. Booker
                                   Counsel


ATTEST:                        INTERSCIENCE COMPUTER CORPORATION

                               By: /s/ WALTER KORNBLAH
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                                   Walter Kornblah



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